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                                    EXHIBIT 1


     Pursuant to Rule 13D-1(k)(1), Jane R. McGinley, individually, as Co-Trustee of the William J. McGinley Trust, and as Co-Trustee of the William J. McGinley Marital Trust No. 1 and No. 2, Raymond J. Roberts, Robert J. McGinley, Margaret
J. McGinley and James W. McGinley agree that this Schedule is filed on behalf of each of them.